EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT (this "Agreement"), is' entered into as of August 27, 1997, by and between Perry M. Rynders, a natural person currently residing in the State of Minnesota (the "Employee") and Best, Inc., a Minnesota corporation ("Best") .

                               W I T N E S S E T H

                  WHEREAS, the Employee, Fine Host Corporation ("Fine Host") and certain other parties have entered into that certain Stock Purchase Agreement, dated as of August 27, 1997 (the "Purchase Agreement"), pursuant to which Fine Host has agreed to purchase all of the issued and outstanding capital stock of Best;

                  WHEREAS, in order to protect the value of the business acquired under the Purchase Agreement and to secure for itself the benefit of the Employee's background, experience, ability and expertise, Best and the Employee desire to enter into the employment arrangements provided for herein in consideration of the amounts payable to the Employee pursuant hereto;

                  WHEREAS, it is a condition to the closing under the Purchase Agreement that the Employee and Best enter into this Agreement; and

                  WHEREAS, Best desires to employ the Employee and the Employee has indicated his willingness to provide his services, on the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing premises, and of the mutual covenants and agreements set forth herein, the sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereby agree as follows:

                               A G R E E M E N T:

                  1. Employment. Best hereby agrees to employ the Employee and the Employee hereby accepts employment with Best, on the terms and subject to the conditions hereinafter set forth. Subject to the terms and conditions contained herein, the Employee shall (i) provide administrative and operating oversight with respect to the retention of customer accounts existing as of the date hereof; (ii) assist Fine Host and Best and its authorized representatives with respect to marketing and sales efforts in connection with obtaining new customer accounts; (iii) be responsible for the day-to-day operations of Best's healthcare and corrections divisions; and (iv) perform such other services and tasks related to the foregoing as may be reasonably requested by the Board of Directors of Fine Host and Best from time to time (the "Services"), and Best hereby engages the Employee to provide and perform the same. The Employee shall have the title of Group President - Healthcare and Corrections and shall report directly to the President and Chief Operating Officer of Fine Host. The principal location of the Employee's employment shall be in Minneapolis/St. Paul, Minnesota, although the Employee understands and agrees that he may be required to travel from time to time for business reasons.

                  2. Term of Agreement. The term of this Agreement shall commence on the date of this Agreement and terminate on August _____, 2000 (the "Initial Term"), unless terminated at an earlier date pursuant to Section 6 hereof; provided, however, that commencing on the expiration date of the term of this Agreement, the term of this Agreement shall be automatically extended for an additional one year period on the terms set forth in this Agreement unless, not later than ninety (90) days preceding the expiration date of the term of this Agreement, either party hereto shall have given written notice to the other that it does not wish to extend the term of this Agreement. The Initial Term, together with the extension pursuant to this Section 2, is referred to herein as the "Employee Term".

  3. Compensation. (a) As compensation for the performance of the Services Best shall pay the Employee a salary (the "Salary") of one Hundred Sixty
Thousand Dollars ($160,000) per annum, to be reviewed on an annual basis, payable in accordance with the payroll practices of Best as the same shall exist from time to time. Employee shall also be eligible to receive additional compensation (the "Bonus") in an amount and on terms commensurate with other Fine Host Group Presidents.

                  (b) The Employee shall be entitled to participate in such health, medical, retirement and fringe benefit programs as are generally available to executives of Best from time to time. In addition, after the expiration of the term, Employee shall be entitled to participate in such health and medical programs during the Restricted Period (as hereinafter defined).

                  (c) The Employee shall be eligible to participate in Fine Host's Stock Option Plan in accordance with the terms of such plan.

                  (d) In addition to his Salary, Bonus, if any, and benefits, the Employee shall be entitled to a monthly car allowance of Eight Hundred Fifty Dollars ($850) during the Employee Term in accordance with the policy of Best existing as of the date hereof.

                  (e) In addition to his Salary, Bonus, if any, and benefits, Best shall pay the outstanding amount due on Employee's country club initiation fees, and shall also pay any dues for such country club, which amount shall not exceed $300 per month, during the Employee Term.

                  4. Exclusivity. During the Employee Term, the Employee shall devote his full time to the business of Best, shall faithfully serve Best, shall in all respects conform to and comply with the lawful and reasonable directions and instructions given to him by the Board of Directors of Fine Host or Best in accordance with the terms of this Agreement and shall use his best efforts to promote and serve the interests of Fine Host and Best.

                  5. Expenses. While this Agreement is in effect and the Employee is properly performing the Services in accordance with the terms and conditions of this Agreement, Best agrees to pay or reimburse the Employee for all reasonable and proper out-of-pocket business expenses incurred or paid by the Employee on behalf of Best in furtherance of the Services in accordance with Best's expense reimbursement policy, as the same may be modified from time to time; provided, however, that any expense which individually is in excess of $1,000 must be approved by Fine Host's President and Chief operating Officer in writing prior to being incurred by the Employee. Any expenses which Best shall be expected to pay or to reimburse the Employee for shall be paid only upon receipt by Best of timely and accurate itemized receipts and statements for all expenses incurred by the Employee in accordance with the financial policy of Best, as in effect from time to time.

                  6.       Termination and Default.

                  (a) Death. This Agreement shall automatically terminate upon the death of the Employee and upon such event, the Employee's estate shall be entitled to receive the amounts specified in Section 6(d) below.

                  (b) Disability. If the Employee is unable to perform the duties required of him under this Agreement because of illness, incapacity, or physical or mental disability, this Agreement shall remain in full force and effect and Best shall pay all compensation required to be paid to the Employee hereunder, unless the Employee is unable to perform the duties required of him under this Agreement for an aggregate of 120 days (whether or not consecutive) during any 12-month period during the term of this Agreement, in which event this Agreement (other than Sections 6(d), 7, 8, 9, 10 and 14 hereof), including, but not limited to, Best's obligations to pay any Salary or to provide any privilege under this Agreement, shall terminate.

                    (c) Just Cause. Best may terminate this Agreement (other than Sections 6(d), 7, 8, 9, 10 and 14 hereof) for "Just Cause." For purposes of this Agreement, "Just Cause,, shall mean: (i) the Employee's failure, neglect-or refusal to perform his duties hereunder which failure, neglect or refusal shall not have been corrected by the Employee within 30 days of receipt by the Employee of written notice from Best of such failure, neglect or refusal, which notice shall specifically set forth the nature of said failure, neglect or refusal; (ii) any willful or intentional act of the Employee that has the effect of injuring the reputation or business of Best or its affiliates in any material respect; (iii) use of illegal drugs by the Employee or repeated drunkenness;
(iv) conviction of the Employee for the commission of a felony; or (v) the commission by the Employee of an act of fraud or embezzlement against Best. If the Employee's employment hereunder is terminated for Just Cause, the Employee shall be entitled to receive the amounts specified in Section 6(d) below. In the event of termination pursuant to this Section 6(c), Best shall deliver to the Employee written notice setting forth the basis for such termination, which notice shall specifically set forth the nature of the Just Cause which is the reason for such termination. Termination of the Employee's employment hereunder shall be effective upon delivery of such notice of termination.

                  (d) Payments. In the event that the Employee's employment hereunder terminates for any reason, Best shall pay to the Employee all amounts accrued but unpaid hereunder through the date of termination in respect of wages or unreimbursed expenses. Amounts owed by Best in respect of the consideration or reimbursement for expenses under the provisions of Sections 3 and 5 hereof shall, except as otherwise set forth in this Section 6(d), be paid promptly upon any termination. Upon any termination of this Agreement, all of the rights, privileges and duties of the Employee hereunder shall cease, except for his rights under this Section 6(d) and his obligations under Sections 7, 8, 9, 10 and 14 hereunder.

                  7.       Secrecy and Non-Competition.

                  (a) Non-Competition. The Employee acknowledges that the agreements and covenants contained in this Section 7 are essential to protect the value of Best's business and assets and by virtue of his current and future relationship with Best, the Employee has obtained and will obtain such knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of Best and to Best's substantial detriment. The Employee also acknowledges that Fine Host has purchased all of the outstanding Shares of Best in reliance on the covenants made by the Employee in this Section 7, and that Fine Host would not have acquired the Shares of Best from the Employee in the absence of the covenants made by the Employee in this Section 7. Therefore, the Employee agrees that for the period commencing on the date of this Agreement and ending on the fourth anniversary of the termination of the Employee Term (such period is hereinafter referred to as the "Restricted Period") with respect to the one hundred mile radius around any city in which, or any location at which, Fine Host, Best or any of their subsidiaries or affiliates is actively providing services or otherwise doing business on the date of the termination of the Employee Term hereunder, the Employee shall not participate or engage, directly or indirectly, for himself or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, agent, officer, director, shareholder, partner, joint venturer, investor or otherwise, in any food service management business if such activity consists of any activity undertaken by Fine Host, Best or any of their subsidiaries or affiliates; provided that the Employee (i) may be a shareholder and director of Cura Hospitality, Inc. and (ii) may, following the termination of the Employee Term, provide consulting services to nursing homes that elect to self-operate their food service operations.

                  (b) Nondisclosure of Confidential Information. The Employee, except in connection with his employment hereunder, shall not disclose to any person or entity or use, either during the Employee Term or at any time thereafter, any information not in the public domain or generally known in the industry, in any form, acquired by the Employee while performing the Services for Best or any predecessor to Best's business or, if acquired following the Employee Term, such information which, to the Employee's knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to Fine Host or Best or any of their subsidiaries or affiliates, relating to Fine Host or Best, their subsidiaries or affiliates, including but not limited to information regarding customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of the products or services of Fine Host or affiliates thereof (including Best)), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is or was used in the business of Fine Host or Best, or any subsidiaries or affiliates thereof. The Employee agrees and acknowledges that all of such information, in any form, and copies and extracts thereof, are and shall remain the sole and exclusive property of Best, and upon termination of this Agreement, the Employee shall return to Best the originals and all copies of any such information provided to or acquired by the Employee in connection with the performance of the services, and shall return to Best all files, correspondence and/or other communications received maintained and/or originated by the Employee during the Employee Term.

                    (c) No Interference. During the Restricted Period, the Employee shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than Fine Host or Best), directly or indirectly solicit, endeavor to entice away from Best, its affiliates or subsidiaries, or otherwise directly interfere with the relationship of Best, its affiliates or subsidiaries with any person who, to the knowledge of the Employee, is employed by or otherwise engaged to perform services for Best, its affiliates or subsidiaries (including, but not limited to, any independent sales representative or organizations) or who is, or was within the then most recent twelve-month period, a customer or client, of Best, its predecessors or any of its subsidiaries or affiliates. The placement of any general classified or "help wanted" advertisements and/or general solicitations to the public at large shall not constitute a violation of this Section 7(c) unless the Employee's name is contained in such advertisements or solicitations.

                  (d) Inventions,  etc. The Employee hereby sells, transfers and assigns to Best, or to any person or entity designated by Best, all of the right, title and interest of the Employee in and to all inventions, sales approaches or materials, software, ideas, training materials, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by the Employee, solely or jointly, in whole or in part, during the Employee Term which are not generally known to the public or the industry or recognized as standard practice and which (i) relate to services, trade names, methods, ideas, apparatus, designs, products, processes or devices which may be sold, leased, used or under construction or development by Best, its subsidiaries or affiliates or any franchise affiliated with Best and (ii) arise (wholly or partly) from the efforts of the Employee during his employment with Best (an "Invention"). The Employee shall communicate promptly and disclose to Best, in such form as Best requests, all information, details and data pertaining to any such Invention. The Employee hereby irrevocably appoints the President and Chief Operating Officer of Fine Host as his true and lawful attorney to execute and deliver, with respect to any Invention, such form of transfers and assignments and such other papers and documents as reasonably may be required to permit Best or any person or entity designated by Best to file and prosecute patent applications and, as to copyrightable material, to obtain copyrights thereon. Best shall pay all costs incident to the execution and delivery of such transfers, assignments and other documents. Any Invention by the Employee within twelve (12) months following the termination of this Agreement shall be deemed to fall within the provisions of this Section 7(d) unless the Employee bears the burden of proof of showing that the Invention was first conceived and made following such termination.

                  8. Injunctive Relief. Without intending to limit the remedies available to Best, the Employee acknowledges that a breach of any of the covenants contained in Section 7 hereof may result in material irreparable injury to Best or its subsidiaries or affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof Best shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 7 hereof, restraining the Employee from engaging in activities prohibited by Section 7 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 7 hereof.

                  9. Extension of Restricted Period. In addition to the remedies Best may seek and obtain pursuant to Sections 7 and 8 of this Agreement, the Restricted Period shall be extended by any and all periods during which the Employee shall be found by a court to have been in violation of the covenants contained in Section 7 hereof.

                  10. Audit and Records. The Employee shall keep accurate records and books of account showing all charges, disbursements, and expenses made or incurred by the Employee in the performance of the Services. Best shall have the right, upon reasonable notice, to audit at any time up to one year after payment of its final invoice, the direct costs, expenses, and disbursements made with respect to the Services.

                  11. Assignability. This Agreement shall be binding upon and inure to the benefit of the parties, their legal representatives, successors, and assigns. This Agreement may not be assigned, transferred, conveyed, or encumbered, whether voluntarily or by operation of law, by the Employee without the prior written consent of Best (which may be granted or withheld in Best's sole and absolute judgment).

                  12. Notices, Etc. All notices, demands, and other communications provided for hereunder shall be in writing (including facsimile or similar transmission) and mailed (by U.S. certified mail, return receipt requested, postage prepaid), sent, or delivered (including by way of overnight courier service), (i) if to the Employee to Perry M. Rynders, 1145 Aquarius Lane, Eagan, MN 55123, (and in the case of facsimile transmission, to telecopy no. ]; and (ii) if to Best, to 3 Greenwich Office Park, Greenwich, Connecticut 06831, and in the case of facsimile transmission, to telecopy no. (203) 629-5089, in each case to the attention of Ellen Keats, Esq.; or, as to each party, to such other person and/or at such other address or number as shall be designated by such party in a written notice to the other party. All such notices, demands, and communications, if mailed, shall be effective upon the earlier of (i) actual receipt by the addressee, (ii) the date shown on the return receipt of such mailing or (iii) three (3) days after deposit in the mail. All such notices, demands, and communications, if not mailed, shall be effective upon the earlier of (i) actual receipt by the addressee, (ii) with respect to facsimile and similar electronic transmission, the earlier of (x) the time that electronic confirmation of a successful transmission is received or
(y) the date of transmission, if a confirming copy of the transmission is also mailed as described above on the date of transmission, and (iii) with respect to delivery by overnight courier service, the day after deposit with the courier service, if delivery on such day by such courier is confirmed with the courier or the recipient orally or in writing.

                  13. Amendments; Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties and supersedes all previous understandings, agreements, communications, and representations, whether written or oral, concerning the treatment of information and other matters to which this Agreement relates. No modification, amendment, or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by each of the parties hereto. Any waiver of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

                  14. Severability and Governing Law. The Employee acknowledges and agrees that the covenants set forth in Section 7 hereof are reasonable and valid in geographical and temporal scope and in all other respects. If any of such covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PROVISIONS THEREOF.

                  15. No Waiver; Remedies. No failure on the part of any party to exercise, and no delay in exercising, any right, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     16. Captions. The captions contained in this Agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this Agreement.


                  17. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. One or more counterparts of this Agreement may be delivered via telecopier with the intention that they shall have the same effect as an original executed counterpart hereof.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                     --------------------------------
                              Perry M. Rynders



                     BEST, INC.


                     By:_____________________________
                        Name:
                        Title: